Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of  iShares MSCI Italy Capped ETF  is being filed on behalf of each of us.

November 15, 2016

Psagot Investment House Ltd. /s/ Shlomo Pasha ——————————— By: Shlomo Pasha* Title: Senior Deputy C.E.O. C.F.O. /s/ Lilach Geva Harel ——————————— By: Lilach Geva Harel* Title: Deputy C.E.O

November  15, 2016

Psagot Securities Ltd. /s/ Tamara Direktor ——————————— By: Tamara Direktor* Title: Chief Executive Officer /s/ Elad Sadi ——————————— By: Elad Sadi* Title: Manager of Operations

* Signature duly authorized by resolution of the Board of Directors.